UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 30, 2008

Commission file number 000-51384

InterMetro Communications, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	88-0476779
(State of Incorporation)	(IRS Employer Identification No.)

2685 Park Center Drive, Building A,
Simi Valley, California 93065
(Address of Principal Executive Offices) (Zip Code)

(805) 433-8000
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240, 14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240, 13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

InterMetro Communications, Inc., and its subsidiaries, (the “Company”) has entered into agreements (the “Agreements”), effective as of April 30, 2008 (the “Closing Date”), with Moriah Capital, L.P. (“Moriah”), pursuant to which the Company may access funds up to $1,500,000.

Pursuant to the Agreements, the Company is permitted to borrow an amount not to exceed 80% of its eligible accounts (as defined in the Agreements), net of all taxes, discounts, allowances and credits given or claimed. As of May 6, 2008, pursuant to the Agreements, the Company has borrowed $886,920. The Company's obligations under the loans are secured by all of the assets of the Company, including but not limited to accounts receivable; provided, however, that Moriah’s lien on the collateral other than accounts receivable (as such terms are defined in the Agreements) are subject to the prior lien of the holders of the Company’s outstanding secured notes. The Agreements include covenants that the Company must maintain, including financial covenants pertaining to cash flow coverage of interest and fixed charges, limitations on the ratio of debt to cash flow and limitations on the amount of current liabilities.

The availability of loan amounts under the Agreements expires on April 30, 2009. Annual interest on the loans is equal to the greater of (i) the sum of (A) the Prime Rate as reported in the “Money Rates” column of The Wall Street Journal, adjusted as and when such Prime Rate changes plus (B) 4% or (ii) 10%, and shall be payable in arrears prior to the maturity date, on the first business day of each calendar month, and in full on the April 30, 2009.

As part of the transaction the outstanding amount of the loan that the Company actually borrows may be converted to shares of the Company's common stock. The conversion price is $1.00, subject to adjustments and limitations as provided in the Agreements.

The Company has also agreed to register the resale of shares of the Company's common stock issuable under the Agreements and the shares issuable upon conversion of the convertible note if the Company files a registration statement for its own account or for the account of any holder of the Company’s common stock.

Subject to certain conditions and limitation, the Company can terminate the ability to fund loans under the Agreements at any time if there are no loans outstanding.

As part of the transaction, Moriah received warrants to purchase 2,000,000 shares of the Company’s common stock with an exercise price of $1.00 which expire on April 30, 2015. The Company has also granted Moriah an option as part of the Agreements pursuant to which Moriah can sell the warrants back to the Company for $120,000 at any time during the 30 day period commencing on the earlier of the prepayment in full of all loans or April 30, 2009.

In addition to the foregoing, as part of the transaction, there was an agreement entered into between the Company, Moriah and the Company’s existing secured note holders which governs the administration of the collateral for the Agreements.

In connection with the transaction, the parties agreed to enter into certain agreements and exchange certain documents after the closing for the transaction.  These post-closing items include (i) providing to Moriah certain landlord consents, (ii) executing patent and trademark security and pledge agreements and (iii) entering into a depository account agreement with regards to remittances and all other proceeds of the Company’s accounts receivables.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above.

Item 3.02. Unregistered Sales of Equity Securities.

See Item 1.01 above.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INTERMETRO COMMUNICATIONS, INC.

Dated: May 6, 2008	By:	\s\ Charles Rice Chairman and Chief Executive Officer
(principal executive officer)